Exhibit 99.2

Harrow Health, Inc.

Letter to Stockholders

May 11, 2020

To the Stockholders of Harrow Health, Inc.:

I’ll start by conveying our sincerest wishes of good health. Thankfully, our most valuable assets, our employees in California, New Jersey, Tennessee and those that are field based, have remained healthy and continued to deliver their best efforts during the challenge of the COVID-19 pandemic. I’m inspired by and grateful for their dedication to our company and the patients we serve.

Within days of our last earnings call, and amid fairly strong performance in our business (e.g. February was a record revenue month for our ophthalmology business – based on average revenue per day), when “stay-at-home” orders were issued nationwide, our company began experiencing the impact of COVID-19. Our team responded quickly, including taking the following actions, among others:

1.	Deferring certain payments at all levels, including payments to management and our board of directors, to extend our cash resources;
2.	Collaborating with vendors, partners and lenders to add stability to our balance sheet;
3.	Using our IT systems to allow our employees to work remotely; and
4.	Investing just under $2 million in proceeds from the federal Paycheck Protection Program (PPP) to keep our team intact.

As a team, our objective is to not only weather this storm, but to use this time to position Harrow Health for continued growth. We’ve always been a forward-thinking company and this crisis hasn’t changed our company DNA. Therefore, during this period of business interruption we’ve worked aggressively to maintain our competitive advantages by improving the ImprimisRx prescriber and patient experience; we’ve pursued strategic agreements so that FDA-approved products can be made available through the ImprimisRx platform; and we’ve ramped up production of our sterile wellness product portfolio – which we’ve seen being used to supplement care for COVID-19 patients at certain sites around the country.

Because of our team’s work during this crisis, we are better positioned to grow, drive value for our customers, innovate, and produce results for our shareholders. We just need the economy to re-open. In this regard, thankfully, we are beginning to see orders from certain markets, and signs that patients who have deferred important surgeries, procedures and other appointments, are in fact seeking care. These green shoots, in part, give me confidence that we appear to be on the road to recovery. In turn, while our country and our company have taken a few tough punches, soon – we will see fruit borne from our work during this period, and we’ll return to a more offensive stance, growing, and reaching for new records once again.

Consolidated Financial Results & Balance Sheet Update

Net revenues were $11.8 million for the first quarter of 2020, compared to $12.3 million for the same period last year. As a result of the COVID-19 impact, we saw revenues in the ImprimisRx business drop significantly in the last two weeks of the first quarter. Sales volumes had been increasing steadily since the beginning of February and right up to March 13. If not for the slowdown at the end of March, we believe our first quarter net revenues would have totaled approximately $13 million.

Gross margins were 69% in the first quarter of 2020 compared to 68% in the first quarter of 2019. Adjusted EBITDA was impacted as a result of COVID-19, but was still positive, coming in at $414,000 compared to $753,000 in the first quarter of 2019.

Operating loss during the first quarter of 2020 was $628,000 compared to an operating loss of $556,000 during the same period last year. Below the operating line, we recorded a non-cash loss related to our Eton position of $10.85 million, which pushed other expenses to $12.3 million and resulted in a net loss of $12.9 million during the first quarter of 2020.

As for our balance sheet, just after the quarter ended, in April we were able to secure an extra $1 million from our lender, SWK Holdings, who also extended the first loan amortization date to August 14, 2020 and amended the credit agreement to allow interest to be paid in-kind for the second quarter. Additionally, we successfully applied for and received an unsecured loan of just under $2 million through the PPP in April.

ImprimisRx

During the first quarter, public health authorities and government agencies, including the Centers for Medicare & Medicaid Services (CMS), recommended the postponement of all non-essential elective surgeries during the COVID-19 pandemic. Non-essential surgeries included most cataract and other refractive surgeries, and these procedures are how we derive most of our revenue. That said, we are confident this period will pass, and we’ve used this slowdown to position our business so that when we emerge from this crisis, we will be able to better leverage our position as a trusted provider in ophthalmology.

Not everything was doom and gloom for us:

In late March, we were able to quickly execute an exclusive agreement with Doxy.me, a provider of telemedicine services. This agreement provided all ImprimisRx ophthalmology, optometry, and wellness practices with a telemedicine solution - at no charge - so our customers could continue to interact with their patients and provide them with the care they need, all from a safe distance. The response was phenomenal. In the first ten days, over 500 physicians and over 125 new physician customers signed up. I strongly believe that telemedicine is here to stay and will be a necessary tool for doctors to use with their patients going forward. If you would like to learn more about our telemedicine offering or sign up, please click here.

Our operations team has been very busy refining our customer experience and improving quality systems. One of our key goals at ImprimisRx is to make the customer transaction process as easy as possible and we are making progress on that every day. Our belief is that our customers are acknowledging and appreciating this, enabling us to differentiate ourselves, grow our market share, generate new customer wins, create goodwill, and accelerate revenue growth.

We saw significant interest in our sterile injectable wellness portfolio as hospitals and physicians across the country used products from our wellness portfolio to supplement treatments for COVID-19 patients. Our team worked rapidly to increase production, secure our supply chain, and meet the needs of health systems across the country. This was a great success for our team and the revenues and profits from these sales have greatly helped add diversification at a time when we were so focused on our ophthalmology business. During this down time, we have continued to stay in touch with many of our ophthalmology customers and have confidence that business will recover quickly and thrive, and our wellness business is now better positioned than ever to participate in our growth going forward.

We also made a key hire by transitioning Drew Livingston from his consulting role to the company’s Chief Innovation Officer. Drew, who was a co-founder of Doxy.me, the world’s largest SaaS telemedicine platform, is an exceptionally talented professional and I am pleased he has decided to join our company and help drive our next leg of growth. Drew has already made a big impact - exemplified by helping deliver the ImprimisRx/Doxy.me exclusive partnership. Additionally, Drew has been working diligently with our team in Nashville, building and readying the Visionology platform for launch in 2020. Drew will serve as Visionology’s senior executive and as a part of the Harrow leadership team, I am confident that Drew’s creativity and ingenuity will generate fantastic value for our shareholders and for the stockholders in our healthcare system.

Selected highlights regarding operating results for the three months ended March 31, 2020 and for the same period in 2019 are as follows (in thousands, except per share data):

	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2019
Total Revenues	$11,817	$12,290
Cost of Sales	(3,626)	(3,898)
Gross Profit	8,191	8,392
Selling, General & Administrative Expenses	(8,416)	(8,543)
Research & Development Expenses	(403)	(405)
Operating Loss	(628)	(556)
Other Income (Loss), net	(12,295)	11,889
Net Income (Loss)	$(12,923)	$11,333
Net Loss attributable to noncontrolling interests	16	25
Net Income (Loss) attributable to Harrow Health, Inc.	$(12,907)	$11,358
Net Income (Loss) per share of common stock, basic	$(0.50)	$0.46
Net Income (Loss) per share of common stock, diluted	$(0.50)	$0.43

Other Subsidiaries and Deconsolidated Companies

Outside of ImprimisRx, we’ve started seven other distinct businesses (listed below). The first three have been funded and deconsolidated and the last four are subsidiaries of Harrow:

●	Eton Pharmaceuticals (NASDAQ: ETON) has numerous upcoming catalysts during the summer and second half of 2020.
●	Melt Pharmaceuticals, focused on developing IV/opioid free pain/sedation drug candidates, should soon have its MELT-100 IND on file, intends to start clinical studies shortly thereafter, and intends to file an S-1 registration statement later this year in pursuit of an initial public offering.

●	Surface Pharmaceuticals, a clinical stage dry eye disease focused business, now has three active INDs on file, continues to make progress with its clinical programs for SURF-201 and SURF-100, and is well positioned to seek Series B funding.
●	Mayfield Pharmaceuticals, focused on developing women’s health drug candidates, has an impressive new CEO candidate who we believe will help push this development stage company to an inflection point this year.

●	Stowe Pharmaceuticals, focused on developing ophthalmic/otic anti-infectives, was delayed in the completion of preclinical work which, if successful, should position the company for an investment event this year. We expect to complete our validation work on Stowe in the coming months.
●	Radley Pharmaceuticals, focused on oncology and rare disease drug candidates, continues to progress and we hope to round out the balance of its pipeline this year.
●	Visionology™, which we intend to launch this year, will leverage our experience in the ophthalmic pharmaceutical business as well as our relationships with eyecare professionals, to form a potential high growth and high value company.

While each of these businesses made progress in the face of this COVID-19 period of disruption, rather than going into detail about each business, at this point, we are going to provide a more fulsome update in the back half of the year. That said, we will do our best to continue to keep investors apprised of notable events that occur for these businesses (e.g. Melt’s expected IND filing, funding events, partnerships, key hires, or FDA approvals).

Financial Outlook

Based on discussions with our customers, there’s a strong interest in getting back to work as soon as possible. Some doctors we’ve communicated with are planning to work extended hours, weekends, and multiple shifts per day, because they know their services are being urgently missed. That said, the COVID-19 outbreak will have a material effect on our revenues during the second quarter, and we cannot adequately predict the impact the virus and the government’s reaction to it will have on our business over the short-term. We do expect revenues to be somewhat volatile as states and certain geographies open back up, and we see non-essential surgeries, like cataract surgeries, pick up in volume. To offset that revenue uncertainty, we’ve implemented some cost-cutting measures, in addition to delaying projects, and deferring certain expenses. Besides working aggressively on strategic activities and preparing the business for the next leg up, defensively, we have also spent a prodigious amount of time modeling cash flow scenarios; and we continue to do so. We believe we’ve got sufficient resources to keep us funded through this uncertain period and we will continue to assess the need for additional cash conservation measures to support our operations through the COVID-19 pandemic.

Closing

As we mentioned in our last letter, value creation is not always a linear process. The macro environment has been challenging recently, impacting our ImprimisRx business, but we expect the snap back to be very strong. We also believe providers will naturally gravitate towards vendors like us, high-quality but lower cost providers of the pharmaceutical products they need. We believe that our deconsolidated and yet-to-be-deconsolidated businesses are still on track to deliver significant value inflection points, edging closer to or already pursuing very large revenue opportunities. While it is frustrating at times that the growth isn’t always straightforward, I can tell you with certainty our business and our opportunity isn’t going away. We are coiled and ready; and as the economy reopens, we are ready to serve our thousands of customers and to continue creating exciting new healthcare businesses that can drive stockholder value over the coming years.

Shortly after the this pandemic hit the U.S., I wrote an email to our employees telling them this would be a difficult period for the company, but that we have a strong plan, the company would get through it, and like so many other times in our company’s short history where we have been faced with challenges, we would emerge stronger, and more united and prepared to realize our full potential. I closed that email by reminding our employees, as stakeholders in Harrow, that our mission is based on the fundamental principle of helping those in need. So, I ask you, also as a stakeholder in Harrow, to do the same: help one another, your neighbors and think of those in need – stretch out of your comfort zone and be a source of light in your community as we, as a nation, begin to emerge from this period of darkness.

I look forward to publishing our next Letter to Stockholders in August when I am confident our country and her people will firmly be in the recovery mode.

Sincerely,

Mark L. Baum

Founder and Chief Executive Officer

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

The Company’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the company’s ability to make commercially available its compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial metrics, specifically adjusted EBITDA and/or adjusted earnings. A reconciliation of any non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No ImprimisRx compounded formulation is FDA-approved. All ImprimisRx formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Adjusted EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines adjusted EBITDA as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and, if any and when specified, other non-recurring income or expense items. The company believes that the most directly comparable GAAP financial measure to adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income, for the three months ended March 31, 2020 and for the same period in 2019 (in thousands):

	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2019
GAAP (Loss) Net Income	$(12,907)	$11,358
Stock-based compensation and payments	533	788
Interest expense, net	560	603
Taxes	-	-
Depreciation	448	390
Amortization of intangible assets	45	62
Investment (gains)/losses from Eton, Melt and Surface, net	11,735	(11,862)
Other income, net	-	(630)
Non-recurring expenses (1)	-	44
Adjusted EBITDA	$414	$753

(1)	Non-recurring expenses includes costs accrued in connection with litigation settlements.

Equity Portfolio

Company	Number of Common Shares	Estimated Value at March 31, 2020
Eton Pharmaceuticals	3,500,000	$14,350,000
Surface Pharmaceuticals	3,500,000	$11,550,000	[1]
Melt Pharmaceuticals	3,500,000	$17,500,000	[1]
Estimated Total Value		$43,400,000

1 Represents a non-GAAP value, which is calculated as the conversion price of the Series A Preferred Stock (from the most recent offering of the applicable company) multiplied by the number of shares owned by Harrow.